Exhibit 5.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF

Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City

Adaptimmune Therapeutics plc 91 Park Drive Milton Park Abingdon Oxfordshire OX14 4RY	5 May 2015

Our ref:                                                      20456/14449365

Dear Sirs

462(b) Registration Statement on Form F-1

1.                                      Background

We have acted for Adaptimmune Therapeutics plc, a public limited company under the laws of England and Wales (the “Company”) as its legal advisers in England in connection with the offering (the “Offering”) by the Company of new ordinary shares of £0.001 each in the Company (the “New Shares”).  The New Shares are to be offered in the form of American Depositary Shares (the “ADSs” and, together with the New Shares, the “Securities”).  Each ADS represents six ordinary shares of the Company.

This opinion is being furnished in connection with the registration statement (the “Registration Statement”) on Form F-1 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on 5 May 2015 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated under the Securities Act (the “Rules”).

We understand that the existing issued ordinary shares of the Company are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

2.                                      Examination and enquiries

2.1                               For the purpose of giving this opinion, we have examined:

(a)                                 a copy of the Registration Statement; and

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

(b)                                 a certificate dated 5 May 2015 (the “Reference Date”) signed by the company secretary of the Company (the “Officer’s Certificate”) relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(i)                                     the Company’s certificate of incorporation, certificate of incorporation on re-registration, memorandum of association, existing articles of association and its articles of association adopted pursuant to the Shareholder Resolutions and to be effective from admission of the ADSs to trading on the Nasdaq Global Select Market;

(ii)                                  the shareholder resolutions passed at the general meeting of the Company on 27 April 2015 (the “Shareholder Resolutions”);

(iii)                               minutes of a meeting of the board of directors of the Company held on 15 April 2015 at which it was resolved, inter alia, to proceed with the Offering and to constitute a committee of the board of directors of the Company (the “Committee”); and

(c)                                  draft minutes of a meeting of the board of directors of the Company to be held to resolve, inter alia, to allot New Shares and of a meeting of the Committee to be held to resolve, inter alia, to allot further New Shares (such draft resolutions, together with the resolutions of the board of directors of the Company of 15 April 2015, the “Board Resolutions”, and, together with the Shareholder Resolutions, the “Corporate Approvals”).

2.2                               For the purpose of giving this opinion, we have:

(a)                                 on 23 April 2015 made, and on 27 April 2015 and 5 May 2015 updated, an online search of the register kept by the Registrar of Companies in respect of the Company (the “Company Search”); and

(b)                                 made a telephone enquiry in respect of the Company of the Central Index of Winding Up Petitions on 5 May 2015 at 11:38 a.m. (the “Telephone Search”, and together with the Company Search, the “Searches”).

2.3                               For the purposes of giving this opinion, we have only examined and relied on those documents and made those searches and enquiries set out in paragraphs 2.1 and 2.2 respectively.  We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

2.4                               We have made no enquiry, and express no opinion, as to any matter of fact.  As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2.1.

3.                                      Assumptions

3.1                               In giving this opinion we have assumed:

(a)                                 the genuineness of all signatures, seals and stamps;

(b)                                 that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(c)                                  the authenticity and completeness of all documents submitted to us as originals;

(d)                                 the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

(e)                                  that each of the meetings referred to in paragraphs 2.1(b)(ii), 2.1(b)(iii) and 2.1(c) (Examination and enquiries) was or will be duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was or will be present in each case throughout the meeting and voted or will vote in favour of the resolutions; and that, in the case of a board or committee meeting, each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote and to count in the quorum was or will be duly observed;

(f)                                   that in each case the minutes or draft minutes referred to in paragraphs 2.1(b)(ii), 2.1(b)(iii) and 2.1(c) (Examination and enquiries) are or will be a true record of the proceedings of the relevant meeting and that each resolution recorded in those minutes has not been and will not be amended or rescinded and remains or will remain in full force and effect;

(g)                                  that the directors of the Company acted or will act in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions recorded in the minutes or draft minutes referred to in paragraphs 2.1(b)(iii) and 2.1(c) (Examination and enquiries); and that all actions to be carried out by the Company pursuant to the Corporate Approvals are or will be in its commercial interests;

(h)                                 that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of, the Corporate Approvals;

(i)                                     that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches but was not so disclosed;

(j)                                    that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

(k)                                 that all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

(l)                                     that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with; and

(m)                             that the aggregate number of New Shares to be issued and allotted in connection with the Offering will not exceed 212,500,000 and that all New Shares will be issued and allotted pursuant to the authority and power granted to the directors of the Company under the Shareholder Resolutions and that that authority and power have not been and will not be previously utilised otherwise by the allotment of shares or by the grant of rights to subscribe for or convert any security into shares of the Company.

3.2                               In relation to paragraph 3.1(i), it should be noted that this information may not be true, accurate, complete or up-to-date.  In particular, but without limitation:

(a)                                 there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(b)                                 there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company.  Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(c)                                  the results of the Telephone Search relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions.  The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(d)                                 in each case, further information might have become available on the relevant register after the Searches were made.

4.                                      Opinion

4.1                               On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions), we are of the opinion that:

(a)                                 the Company is  a public limited company duly incorporated under English law.  The Searches revealed no order or resolution for the winding up of the Company and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets; and

(b)                                 the New Shares will, when the names of the holders of such New Shares are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the New Shares, be validly issued, fully paid and no further amount may be called thereon.

4.2                               For the purpose of paragraph 4.1(a), “duly incorporated” means that the requirements of the Companies Acts in force at the date of incorporation of the Company in respect of registration and all matters precedent and incidental to it have been complied with by the Company and that the Company is authorised to be registered and is duly registered under those Acts.

4.3                               This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.                                      Law

5.1                               This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

5.2                               This opinion relates only to English law (being for these purposes, except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today’s date, including the laws of the European Union to the extent having the force of law in England.

5.3                               We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

5.4                               We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England.  It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Offering, the Company, any document or any other matter contemplated by any document would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP